Exhibit 99.1

JONES ENERGY INC. EXPANDS ITS BOARD OF DIRECTORS

Austin, TX — February 6, 2018 — Jones Energy Inc. (NYSE: JONE) (“Jones Energy” or the “Company”), announced today several changes to the composition of its Board of Directors (the “Board”) and each of its standing committees. Effective as of February 5, 2018, the Board has expanded the size of the Board from five to seven members and appointed three new directors: Mr. John Lovoi, founder and managing partner of JVL Advisors L.L.C., one of the Company’s largest shareholders; Mr. Paul B. Loyd Jr., former Chairman and CEO of R&B Falcon Corporation and long-time investor in JVL Advisors; and Mr. Scott McCarty of Q Investments, who is joining the board in connection with an agreement entered into between Q Investments and the Company pursuant to which Q Investments has agreed not to nominate a director for the 2018 annual meeting. In order to accommodate the new directors, Mr. Robb L. Voyles stepped down as a director effective as of February 5, 2018.

Following these changes, the Board will be classified as follows: (i) Jonny Jones, Mr. Lovoi and Mr. Loyd will be Class I directors, whose term expires in 2020; (ii) Halbert Washburn and Mike S. McConnell will be Class II directors, whose term expires at the upcoming 2018 annual meeting; and (iii) Alan D. Bell and Mr. McCarty will be Class III directors, whose term expires in 2019.

Following these changes, the Board committees will consist of the following members:

•              Audit Committee: Alan Bell (Chair), Paul Loyd, Halbert Washburn

•              Compensation Committee: Halbert Washburn (Chair), Alan Bell, John Lovoi

•              Nominating and Corporate Governance Committee: John Lovoi (Chair), Scott McCarty, Alan Bell

Jones Energy Founder, Chairman, and CEO, Mr. Jonny Jones said, “I want to thank Robb Voyles for his years of service to our Company. Robb has been a tremendous resource and served on our Board since the summer of 2014. We are very thankful for his many contributions. I would also like to welcome our new Board members. Expansion of the Board now represents our largest shareholders and I look forward to working with everyone.”

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko basin of Texas and Oklahoma.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

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